Schedule A

Fund	Date	Transaction	Number of shares	Price
Separate Managed Account Managed by Maverick Capital, Ltd.	05/21/2026	Sale	8,300	$14.70
Maverick Long Fund, Ltd.	05/21/2026	Sale	55,939	$14.6934
Maverick Long Enhanced Fund, Ltd.	05/21/2026	Sale	106,336	$14.6934
Maverick Fund II, Ltd.	05/21/2026	Sale	100,350	$14.6934
Maverick Advisors Fund, L.P.	05/21/2026	Sale	1,432,671	$14.6934
Maverick Designated Investments Fund, L.P.	05/21/2026	Sale	390,066	$14.6934
Maverick Ventures Investment Fund, L.P.	05/21/2026	Sale	2,262,112	$14.6934
Maverick Fund USA, Ltd.	05/21/2026	Sale	100,720	$14.6934
Maverick Silicon Fund, L.P.	05/21/2026	Sale	2,128,025	$14.6934
Maverick Long Fund, Ltd.	05/22/2026	Sale	19,761	$17.0408
Maverick Long Enhanced Fund, Ltd.	05/22/2026	Sale	37,564	$17.0408
Maverick Fund II, Ltd.	05/22/2026	Sale	35,450	$17.0408
Maverick Advisors Fund, L.P.	05/22/2026	Sale	1,669,369	$16.7033(1)
Maverick Designated Investments Fund, L.P.	05/22/2026	Sale	137,795	$17.0408
Maverick Ventures Investment Fund, L.P.	05/22/2026	Sale	2,635,848	$16.7033(1)
Maverick Fund USA, Ltd.	05/22/2026	Sale	35,580	$17.0408
Maverick Silicon Fund, L.P.	05/22/2026	Sale	751,744	$17.0408

1 The reported price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $16.5565 to $17.0408 inclusive. The reporting persons undertake to provide the staff of the SEC, upon request, full information regarding the number of shares sold at each separate price within such range.